Exhibit 19
PROG HOLDINGS, INC.
INSIDER TRADING POLICY
EXECUTIVE SUMMARY
Updated as of February 15, 2024
This Insider Trading Policy (this “Policy”) is intended to prevent violations of the United States federal securities laws and to protect the reputation of PROG Holdings, Inc. (the “Company”) for integrity and ethical conduct. The securities laws prohibit trading in securities of the Company by insiders who are aware of material nonpublic information or giving such information to others. You may have access to material nonpublic information about the Company and its operations. If you are in possession of such information, you may not trade in Company securities. Additionally, even if you are not aware of material nonpublic information, this Policy prohibits you from trading during certain black-out periods. Also, you must obtain pre-clearance of all trades in Company securities from the Insider Trading Compliance Officer. Please refer to the full text of this Policy for a more detailed description of your obligations hereunder.
Q: Who does this Policy apply to?
A: This Policy applies to directors, executive officers1 and certain employees of the Company as may be determined from time to time (“Covered Persons”). You will be notified by the Insider Trading Compliance Officer if you are a Covered Person. You may also check Exhibit B attached hereto for a current list of the Covered Persons.
Q. As a Covered Person, what can I do to stay in compliance with this Policy?
A: You should:
1.Never trade in the securities of the Company (or any company, for that matter) while in possession of material nonpublic information about the Company (or any other company).
2.Only trade in securities of the Company while in an open trading window.
Q: What if I place an order during a window and it gets filled after the window closes - am I in compliance because I placed the order while in the open window?
A: No. You have violated this Policy. This Policy permits trades only during a window. Regardless of when you placed the order, the trade occurred outside the window. You are responsible for cancelling open orders so that trades do not occur outside a window and you must execute the transaction within two business days after receiving approval.
1 For purposes of this Policy, the term “executive officer” has the meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

There are limited instances in which trading may occur outside the window, including Company approved 10b5-1 plans and cash payments of exercise price.
Q: Are there any additional obligations I should be aware of?
A: Yes – even if a window has been opened by the Insider Trading Compliance Officer, Covered Persons may not initiate a transaction until they have received written pre-approval of the Insider Trading Compliance Officer.
Q: Who is the Insider Trading Compliance Officer?
A. An individual designated by the Company and responsible for administration of this Policy. The Insider Trading Policy Compliance Officer is Todd King.
Q: As a Covered Person, what is the easiest way for me to receive pre-approval from the Insider Trading Compliance Officer?
A. Generally, an email will suffice. A couple of examples follow. You should keep the response in your records in case a question arises in the future.
1.Todd, I would like to exercise up to 1,000 options before the close of the current window. I confirm that I am not in possession of material nonpublic information. Am I ok to trade?
2.Todd, I would like to purchase/sell up to 2,000 shares before the close of the current window. I confirm that I am not in possession of material nonpublic information. Am I ok to trade?
3.Todd, I would like to make a bona fide gift of up to 500 shares before the close of the current window. I confirm that I am not in possession of material nonpublic information. Am I ok to make the gift?
Q: Who should I contact if I have any questions about my obligations under this Policy?
A. You should contact Todd King, the Insider Trading Compliance Officer.
IF YOU KNOW OR HAVE REASON TO BELIEVE THAT THIS POLICY HAS BEEN OR IS ABOUT TO BE VIOLATED, YOU MUST REPORT THIS INFORMATION IMMEDIATELY TO THE INSIDER TRADING COMPLIANCE OFFICER.

PROG Holdings, Inc. Insider Trading Policy - Executive Summary    2

PROG HOLDINGS, INC.
INSIDER TRADING POLICY

February 15, 2024

I.Statement of Purpose
It is illegal for any employee, officer or director of the Company to engage in transactions involving the Company’s securities while in the possession of material nonpublic information concerning the Company. It is also illegal for any employee, officer or director of the Company to give material nonpublic information concerning the Company to others who may trade on the basis of that information or may communicate that information to others.
In order to assist in compliance with federal and state securities laws governing transactions in Company securities while in the possession of material nonpublic information concerning the Company, and governing disclosure of material nonpublic information to outsiders (“tipping”), and in order to prevent the appearance of improper trading or tipping, the Company has adopted this Policy.
II.Scope
This Policy applies to directors, executive officers2 and certain employees of the Company (“Covered Persons”) as set forth in Exhibit B attached hereto. The restrictions on Covered Persons also applies to (i) members of their families who share the same household, (ii) persons living in their households and (iii) persons financially dependent upon them (regardless of residence), as well as entities (such as corporations, trusts and partnerships) which such Covered Person controls or influences with respect to a securities transaction (“Covered Entities”). Covered Persons are responsible for ensuring compliance by their families and others living in their households or financially dependent on them and by Covered Entities.
This Policy applies to any and all transactions in, and bona fide gifts of, the Company’s securities, including common shares, options and any other type of securities that the Company may issue, such as preferred shares, convertible debentures, debt securities and exchange-traded options, unless the transaction is explicitly permitted by this Policy.
Each Covered Person will be required to annually sign an acknowledgement that he or she has received a copy and agrees to comply with the terms of this Policy, and has complied with this Policy, as applicable, over the past year. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.
As discussed in Section IX, sanctions for individuals may include disciplinary actions, up to and including termination of employment if the Company has a reasonable basis to conclude that this Policy has been violated. Section 16(b) Persons, as defined below, may be required to certify compliance with this Policy on an annual basis.
This Policy also applies to material nonpublic information relating to other companies, including the Company’s vendors and suppliers (“business partners”), when that information is
2 For purposes of this Policy, the term “executive officer” has the meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.
PROG Holdings, Inc. Insider Trading Policy    1

obtained in the course of employment with, or the performance of services on behalf of, the Company. Civil and criminal penalties and termination of employment may result from trading on or tipping others with inside information regarding the Company’s business partners. All Covered Persons should treat material nonpublic information about the Company’s business partners with the same care required with respect to information related directly to the Company.
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and not to engage in transactions in Company securities while in possession of material nonpublic information. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other person pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
The Company may change these procedures or adopt other procedures in the future, as the Company considers appropriate, in order to carry out the purposes of this Policy.
III.Section 16(b) Persons
The Company will, from time to time, designate certain persons who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the underlying rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”); each such party is referred to herein as a “Section 16(b) Person.” The Company will promptly notify in writing each person or entity designated a Section 16(b) Person. Each Section 16(b) Person must comply with all Section 16 filing requirements as described in more detail in Exhibit A hereto.
The Company will amend its designation of Section 16(b) Persons from time to time as necessary to reflect the addition, the resignation or departure, of a Section 16(b) Person. Each Section 16(b) Person will notify the Compliance Officer in writing when such Section 16(b) Person believes that he, she or it is no longer subject to Section 16 of the Exchange Act. If the Company agrees that such Section 16(b) Person is no longer so subject, or if the Company determines independently that such Section 16(b) Person is no longer so subject, then such Section 16(b) Person automatically will be deemed to be removed from such designation effective when it is determined that such Section 16(b) Person is no longer subject to Section 16 of the Exchange Act. The Company will promptly notify any Section 16(b) Person in writing if the Company independently determines that such Section 16(b) Person is no longer legally subject to Section 16 of the Exchange Act.
IV.Insider Trading Compliance Officer
The Company shall, from time to time, designate an officer as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer, in his or her capacity as such, will report directly to the Chief Executive Officer.
The duties of the Compliance Officer include the following:

1.Administering and interpreting this Policy, monitoring and enforcing compliance with all Policy provisions and procedures and training Covered Persons with respect to the operation of this Policy.
2.Responding to all inquiries relating to this Policy and its procedures, including inquiries as to whether information is “material” or “nonpublic”.
3.Participating in the administration of the Trading Window Policy as described in Section VI.
4.Providing copies of this Policy and other appropriate materials to all Covered Persons, and such other persons whom the Compliance Officer determines may have access to material nonpublic information concerning the Company.
5.Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Exchange Act and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933 (the “Securities Act”); and assisting in the preparation and filing of all required SEC reports via EDGAR relating to insider trading in Company securities, including without limitation Forms 3, 4, 5 and 144.
6.Revising this Policy as necessary to reflect changes in federal or state securities laws and regulations.
7.Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144.
8.Maintaining a list of Covered Persons and adding persons to, or removing persons from, such list from time to time as necessary to reflect changes in positions or circumstances.
9.Pre-clearing all trading in securities of the Company by Covered Persons in accordance with the procedures set forth in Section VI.
The Compliance Officer shall consult with the Chief Executive Officer concerning relevant matters. All inquiries concerning any of the provisions or procedures of this Policy should be directed to the Compliance Officer.
The Chief Executive Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties, and may replace or amend the duties of the Compliance Officer in the Chief Executive Officer’s sole discretion.

V.Definition of “Material Nonpublic Information”
Insider trading restrictions come into play only if the information you possess is “material.” Information about the Company is material if it would be expected to affect the investment decisions of a reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following types of information typically are considered material:
1.New earnings estimates (including changes of previously announced estimates), whether for completed or future periods.
2.Significant changes in company operations, projections or strategic plans, or significant events affecting the Company’s operations.
3.Potential mergers and acquisitions by the Company or subsidiaries, sales or other dispositions of Company or subsidiary assets or joint ventures involving the Company or subsidiaries.
4.Significant pricing changes.
5.Stock splits or public or private securities/debt offerings or stock repurchases.
6.Changes in Company dividend policies or amounts.
7.Changes in senior management.
8.Significant accounting developments.
9.Actual or threatened major litigation or significant developments in such litigation.
10.Significant actions by regulatory bodies related to the Company.
11.Significant data security incidents involving the Company or a significant vendor, including (among other incidents) data breaches, data theft, cyber-security attacks and unauthorized access to the Company’s or such vendor’s computer networks.
12.Bankruptcy or receivership.
Insider trading restrictions come into play only if the material information you possess is “nonpublic.” Material information is nonpublic if it has not been widely disseminated to the public through major newswire services, national news services or public filings with the SEC or through a Company call or conference that is open to investors on a broad, non-exclusionary basis.

For the purposes of this Policy, information will be considered public—i.e., no longer “nonpublic” – after one full trading day following the widespread public release of the information.
Any Covered Persons who have any doubt about whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before engaging in any transaction involving any Company securities or disseminating such information outside the Company.
VI.Certain Specific Prohibitions Related to Transactions in Company Securities
No Trading While in Possession of Material Nonpublic Information. No Covered Person may engage in transactions involving Company securities (i.e., purchasing, selling or gifting) while in possession of material nonpublic information concerning the Company, other than transactions effected under a written contract, instruction or plan approved by the Compliance Officer (an “Approved Plan”), as described below under Section VII. It does not matter if there is an independent, justifiable reason for a purchase, sale or gift, or if a “trading window” is open. If a Covered Person has material nonpublic information, the prohibition on trading in the Company’s securities applies.
No Trading Outside of Trading Windows. No Covered Person may engage in transactions involving Company securities outside of a trading window. Trading Windows will generally commence after the close of trading one full trading day following the Company’s widespread public release of quarterly or year-end operating results, and ending at the close of trading on the last trading day that is at least two weeks prior to quarter-end. However, a formal notification to Covered Persons will be made by the Compliance Officer with respect to the opening and closing of a Trading Window. Covered Persons should not expect that the window will open on any particular date or remain open for any minimum period of time.
No Trading Without Prior Notification and Approval. Covered Persons may engage in transactions involving Company securities (i.e., purchasing, selling or gifting) only after obtaining approval, unless the transactions are effected under an Approved Plan. If a Covered Person determines to engage in a transaction involving Company securities, the Covered Person will notify the Compliance Officer in writing of the amount and nature of the proposed transaction(s) prior to the proposed trade. The Covered Person will not engage in transactions involving the relevant securities (a) unless and until the Compliance Officer provides his or her approval in writing and (b) after the end of the second full business day after such approval is granted. The foregoing functions of the Compliance Officer will be undertaken by the Chief Executive Officer in the case of proposed trades by the Compliance Officer. Notwithstanding this paragraph, a Covered Person may buy, sell or gift Company securities at any time without further approval if effected under the terms of an Approved Plan.
The existence of the foregoing approval procedures does not in any way obligate the Compliance Officer to approve any transaction involving Company securities. The Compliance Officer may reject any approval request in his or her discretion, subject to review by the Company’s Chief Executive Officer.

No Trading Advice. Covered Persons are also prohibited from giving trading advice of any kind regarding the Company’s securities to anyone while in possession of material nonpublic information about the Company. Indeed, the Company strongly discourages all employees, officers and directors from giving third parties trading advice concerning the Company even when they do not possess material nonpublic information about the Company. This prohibition includes a prohibition on offering trading advice about the Company or otherwise discussing the Company’s securities on the Internet, including discussion forums, blogs and social media (such as Facebook, Twitter, Instagram, Snapchat, Reddit, Pinterest, YouTube and other social media networks). Employees, officers and directors may, however, advise others not to engage in transactions related to Company securities that might violate the securities laws or this Policy.
Pledged Stock; Margin Loans - General Rule. Sales of Company shares because an individual has borrowed money and pledged shares as security for the loan have no special exemption from insider trading laws. Accordingly, Covered Persons should be extremely careful when utilizing a margin loan in a brokerage account or otherwise using Company securities as collateral for a loan – and, as further discussed below, Section 16(b) Persons are prohibited from pledging Company securities or other uses of Company securities as collateral.
    Under margin arrangements, a broker is entitled to sell shares which an individual has deposited as collateral for loans, if the value of the securities falls below the brokerage firm’s margin requirements. Even though the individual did not initiate the sale or control its timing, because it is still a sale for the individual’s benefit, the individual may be subject to liability under insider trading laws if the sale is made at a time when the individual is in possession of material, nonpublic information. Accordingly, such a sale must be made in compliance with the restrictions under this Policy that apply to a Covered Person. As a result, if a Covered Person uses Company securities to secure a margin loan, he or she may be forced to take actions (for instance, depositing additional money or selling other securities) to satisfy margin requirements in order to avoid his or her broker selling his or her Company securities at a time that would result in a violation of insider trading laws or this Policy. Similar cautions apply to a bank or other loan for which a Covered Person has pledged Company stock as collateral.
Pledged Stock; Margin Loans - Prohibited for Section 16(b) Persons. Pledging of Company securities or other uses of Company securities as collateral (whether related to margin loans in brokerage accounts, as collateral for a bank or other loan, or otherwise) is prohibited for Section 16(b) Persons.
No Derivative Transactions. Covered Persons are prohibited from purchasing or selling any interest or position relating to the future price of Company securities, such as a put, call, short sale or hedge.
No Short Sales. A “short sale” is one involving securities which the seller does not own at the time of sale or, if the securities are owned, where they will be delivered on a delayed basis (meaning that the securities are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale). Selling securities “short” is consistent with an expectation that the price of the securities will decline in the near future and is often speculative in nature. Short selling will arouse suspicion in the eyes of the

SEC that the person was trading on the basis of inside information, particularly when the trading occurs before a major company announcement or event. Accordingly, Covered Persons are prohibited from selling Company stock short.
Short-Term Transactions. The Company expects investments by Covered Persons in the Company to be long-term investments that align their interests with the long-term success, growth and profitability of the Company. The Company expects Covered Persons not to engage in speculative transactions that are designed to result in profit based on short-term fluctuations in the price of the Company’s securities. When purchasing Company securities, the Company strongly encourages Covered Persons to do so with the expectation of owning those securities for an extended period of time – at a minimum, for twelve months. The Company recognizes, of course, that personal circumstances may change due to unforeseen events, in which case Covered Persons may be forced to more quickly liquidate Company securities that were originally purchased as a long-term investment.
Additional Restrictions Related to Business Partners. No Covered Person:
1.May engage in transactions involving the securities of any business partner while possessing material nonpublic information concerning that company.
2.May “tip” or disclose material nonpublic information concerning any business partner to anyone.
3.May give trading advice of any kind to anyone concerning any business partner while possessing material nonpublic information about that business partner.
4.May use nonpublic information about other companies obtained in the course of their employment for personal gain, such as disclosing information to third parties in exchange for a consulting fee (e.g., expert network firms may try to obtain nonpublic information from employees).
VII.Exceptions to this Policy
A.Approved Plans
Covered Persons may enter into an Approved Plan only when they are not in possession of any material nonpublic information and during an open window period. Actual sales and purchases under an Approved Plan must follow the terms of the Approved Plan. The Compliance Officer will approve a contract, instruction or plan only if it complies in all respects with the requirements of Rule 10b5-1 under the Exchange Act, including, for example, a minimum cooling-off period (1) for Section 16(b) Persons that ends on the later of (a) 90 days following adoption of the Approved Plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q for the fiscal quarter in which the Approved Plan was adopted and (2) for other Covered Persons that ends 30 days following adoption of the Approved Plan.

Revocation of Approved Plans will be subject to the prior review and approval of the Compliance Officer. A person acting in good faith may amend a prior Approved Plan so long as such amendments are made inside of a quarterly trading window and at a time when the Approved Plan participant does not possess material, non-public information. Plan amendments must not take effect for at least 30 days after the plan amendments are made.
Under certain circumstances, an Approved Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Compliance Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.
B.Exempted Transactions
Covered Persons may enter into the following types of transactions without regard to whether the trading window is open or closed or whether they are in possession of material nonpublic information and without obtaining Prior Approval.

Transactions with the Company

1.Covered Persons may receive stock options, shares of restricted stock or similar grants of securities under the Company’s employee benefit plans (including elections to acquire stock options in lieu of other compensation) and may cancel or forfeit options or restricted shares pursuant to the Company’s plans.
2.Covered Persons may elect to participate in, cease participation in or purchase securities under a Company employee stock purchase plan, if such a plan is in effect.
3.Covered Persons may exercise stock options by payment of the exercise price in cash at any time (but may not simultaneously sell the issued shares except in compliance with the terms of this Policy).
4.Covered Persons may exercise stock options by payment of the exercise price (and/or tax withholding) through the withholding of shares otherwise issuable under the award (i.e., net exercise) or by way of the delivery/attestation of already-owned shares (i.e., stock swap).
5.Covered Persons may permit the Company to withhold shares to satisfy tax withholding obligations upon the vesting of restricted shares.
6.Covered Persons may purchase Company stock under any Company dividend or distribution reinvestment plan (in each case, a “DRIP”) that results from the reinvestment of dividends paid on Company stock held in a DRIP. This Policy does apply, however, to voluntary purchases of Company stock that result from additional contributions a Covered Person chooses to make to any DRIP, and to a Covered Person’s initial election to participate in a DRIP or increase his or her level of participation in a DRIP. This Policy also applies to the Covered Person’s sale of any Company stock purchased pursuant to a DRIP.
Other
1.Covered Persons may transfer shares to an entity if the transfer does not involve a change in the beneficial ownership of the shares, for example, to an inter vivos trust of which the Covered Person is the sole beneficiary during his or her lifetime.
2.Covered Persons may effect any transaction specifically authorized in writing, with reference to this Policy, by the Compliance Officer.
VIII.Special Circumstances
A.Employee Benefit Plans
Covered Persons in possession of material, nonpublic information should consult with the Compliance Officer before making any decisions relating to their participation in, or transactions effected under, any of the Company’s employee benefit plans, e.g. stock purchase plan, stock option plan, etc.
B.401(k) Plan Transactions
In making elections that involve your Company stock account(s) under the Company’s 401(k) Plan, Covered Persons should observe the following:

1.An election to transfer an existing account balance in another 401(k) or IRA fund into your Company stock account, or to transfer a balance in your Company stock account out of that account into another account, should be regarded as trading in Company securities and thus subject to this Policy.
2.Taking out a loan from the 401(k) Plan that decreases the balance in your Company stock account should be treated as trading in Company securities and thus subject to this Policy.
3.Elections to change your contributions to the Company stock account should be treated as trading in Company securities and thus subject to this Policy.
C.Mutual Funds
1.Investments in mutual funds or exchange traded funds that invest in a broad index or sector are not subject to this Policy, even though such funds may also invest in Company securities.

D.Post-Termination Transactions
This Policy continues to apply to transactions in the Company’s securities even after termination of service to the Company. If a Covered Person is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material. In addition, any Covered Person whose service to the Company terminates outside a trading window may not trade in Company securities until the opening of the next trading window.
E.Priority of Statutory or Regulatory Trading Restrictions
The trading prohibitions and restrictions set forth in this Policy are in addition to any contractual restrictions on the sale of securities or any other prohibitions or restrictions prescribed by federal or state securities laws and regulations, e.g., short-swing trading by Section 16(b) Persons or restrictions on the sale of securities subject to Rule 144 under the Securities Act of 1933. Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask the Compliance Officer.
IX.Potential Civil, Criminal and Disciplinary Sanctions
Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider or tippee, pay civil penalties or criminal penalties and even serve a jail term. The Company and/or the supervisors of the person violating the rules may also be required to pay severe civil or criminal penalties and could under certain circumstances be subject to private lawsuits by contemporaneous traders for damages suffered as a result of illegal insider trading or tipping by persons under the Company’s control.
Company Discipline. Violation of this Policy or federal or state insider trading or tipping laws by any employee or officer may subject a Covered Person to disciplinary action by the Company up to and including termination. A violation of the Company’s Policy is not necessarily the same as a violation of law. In fact, this Policy is intended to be broader than the law. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Policy has been violated. The Company may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.
Reporting of Violations. Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with the Company’s Chief Executive Officer and legal counsel, will determine what actions to take.

Monitoring. The SEC and NYSE employ sophisticated computer-assisted enforcement techniques to monitor securities trading and detect automatically unusual trading patterns or volumes, particularly in advance of significant (positive or negative) announcements. Thus, the odds that unlawful trading will be detected are far greater than is commonly realized.

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ACKNOWLEDGEMENT

The undersigned hereby acknowledges receipt of the PROG Holdings, Inc. Insider Trading Policy and agrees to abide by its terms and conditions.

Signature
Print Name
Date of Signature

PROG Holdings, Inc. Insider Trading Policy

EXHIBIT A
SECTION 16 – FORM 3, 4 AND 5 POLICY AND FILING REQUIREMENTS
Overview
The following summarizes the obligations and restrictions imposed on Section 16(b) Persons, as defined in Section III of this Policy. Specifically, the memorandum reflects the Company’s policy to ensure compliance with the reporting requirements and to help prevent any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information.
Ownership Reports
Under Section 16(a) of the Exchange Act, Section 16(b) Persons must file with the SEC reports disclosing their holdings of and transactions in the Company’s equity securities.
Form 3
An initial report on Form 3 must be filed by every Section 16(b) Person within 10 calendar days of becoming such, disclosing all equity securities of the Company beneficially owned by the reporting person on the date such person became a Section 16(b) Person. Even if no securities are owned on that date, the report must be filed.
Form 4
Changes in beneficial ownership by a Section 16(b) Person, including dispositions of Company securities by bona fide gifts, must, unless exempt from reporting or eligible for deferred reporting, be reported on a Form 4 filed within 2 business days after the transaction has been executed. The fact that a Section 16(b) Person’s transactions result in no net change, or the fact that no securities are owned after the transaction is completed, does not provide a basis for failing to report. If such change in beneficial ownership results from a purchase or sale of Company securities pursuant to a Rule 10b5-1 trading plan, the “check box” on Form 4 indicating that the trade was made pursuant to a trading plan must be checked.
Form 5
Form 5, a “clean up” report due within 45 days after the close of the Company’s fiscal year, and must be filed to disclose transactions and holdings exempt from prior reporting, as well as transactions and holdings that should have been reported previously but were not. Keeping current with the filing of timely Form 4s, and voluntarily filing early for certain transactions will eliminate the need to file Form 5s.

PROG Holdings, Inc. Insider Trading Policy – Exhibit A    A-1

Securities Trading Policies and Procedures
Mandatory Pre-Notification Procedure
Section 16(b) Persons, as well as other designated persons, are subject to the trading pre-clearance procedures set forth in Section VI of this Policy.
Power of Attorney
In order to enable the Company to prepare and file the Forms 4 on a timely basis on behalf of the Section 16(b) Persons, it is imperative that all directors and executive officers provide a power of attorney to the Company.
Reportable Transactions
All changes in beneficial ownership (not just purchases and sales) must be reported. Moreover, a person who has ceased to be a director or executive officer must report any non-exempt purchase or sale after termination of service that occurred within six months of an opposite-way, non-exempt sale or purchase that took place while the person was a director or executive officer.
Beneficial Ownership
The reports under Section 16(a) are intended to cover all equity securities of the Company beneficially owned by a Section 16(b) Person, as defined under applicable SEC rules. A Section 16(b) Person is deemed to beneficially own any security from which the insider can derive a direct or indirect pecuniary benefit. A Section 16(b) Person is considered the direct owner of all Company equity securities held in such person’s own name or held jointly with others. A Section 16(b) Person also is considered the indirect owner of any securities from which such person obtains benefits substantially equivalent to those of ownership. Thus, equity securities of the Company beneficially owned through partnerships, corporations, trusts, estates and family members may be subject to reporting. Absent countervailing facts, a Section 16(b) Person is presumed to be the beneficial owner of securities held by his or her spouse and family members sharing his or her home. A Section 16(b) Person is free, however, to disclaim beneficial ownership of these or any other securities being reported if there is a reasonable basis for doing so.
Derivative Securities
Section 16(a) requires reporting of all acquisitions and dispositions of derivative securities by Section 16(b) Persons. The term “derivative securities” include options, warrants, convertible securities, stock appreciation rights or similar rights. The Company has issued options to its employees to purchase Company common shares from time to time. These options are derivative securities for purposes of Section 16. Exercises and conversions of derivative securities are reportable on a current basis on Form 4 within 2 days after the transaction has been executed.
PROG Holdings, Inc. Insider Trading Policy – Exhibit A    A-2

Timely Notice to the Company of Trades
It is important that Section 16(b) Persons prepare their reports under Section 16(a) properly and file them on a timely basis. There is no provision for an extension of the filing deadlines, and the SEC can take enforcement action against violators of the filing requirements. In addition, the Company is required to report the number of late filings of reports under Section 16(a) in the Company’s proxy statement for its annual meeting and to identify the Section 16(b) Person(s) who made the late filings.
To avoid liability and embarrassing disclosures of this nature, all directors and executive officers should avail themselves of the assistance of the Company in satisfying the reporting requirements. In addition to obtaining pre-clearance for their trades, Section 16(b) Persons should provide detailed trade information to the Company in order for it to effect the Form 4 filing of the Section 16(b) Person’s behalf within the short two business day timeframe.
It is incumbent on Section 16(b) Persons to notify their brokers or others executing trades on their behalf that the Section 16(b) Person is subject to reporting obligations under Section 16(a) of the Exchange Act, as well as an “affiliate” under Rule 144 under the Securities Act. The Section 16(b) Person should similarly instruct their broker to provide detailed trade information at the earliest time possible.
Disgorgement of Profits on Short-Swing Transactions
Under Section 16(b), any profit realized by a Section 16(b) Person on a “short-swing” transaction (i.e., a non-exempt purchase and sale, or sale and purchase, of the Company’s equity securities within a period of less than six months) must be disgorged to the Company upon demand by the Company or a stockholder acting on the Company’s behalf. By law, the Company cannot waive or release any claim it may have under Section 16(b), or enter into an enforceable agreement to provide indemnification for amounts recovered under Section 16(b).
Operation of Section 16(b)
Liability under Section 16(b) is imposed in a mechanical fashion without regard to the Section 16(b) Person’s intent. Good faith, therefore, is not a defense. All that is necessary for a successful claim is to show that the Section 16(b) Person realized profits on a short-swing transaction. When computing recoverable profits on multiple purchases and sales within a six-month period, the courts maximize the recovery by matching the lowest purchase price with the highest sale price, the next lowest purchase price with the next highest sale price, and so on. The use of this method makes it possible in some instances for the Company to recover profits under Section 16(b) even though the Section 16(b) Person sustained a net loss on the transactions.
The terms “purchase” and “sale” are construed to cover a broad range of transactions. For example, the acquisition of a derivative security and the disposition of the underlying security could be matched as a “purchase” and “sale.” Moreover, purchases and sales by a Section 16(b) Person may be matched with transactions by any person (such as certain family members) whose securities are deemed to be beneficially owned by the Section 16(b) Person.
PROG Holdings, Inc. Insider Trading Policy – Exhibit A    A-3

Limitations on Liability
The SEC has mitigated the impact of Section 16(b) in some situations by providing exemptions from liability. The most important exemption is provided by Rule 16b-3 of the Exchange Act for transactions by directors and executive officers with the Company that satisfy prescribed conditions. The SEC also has limited the amount of profits recoverable on transactions involving stock options and other derivative securities. Further, the courts have indicated that it is permissible for Section 16(b) Persons to structure their transactions to avoid the application of Section 16(b). Before engaging in any transaction involving the Company’s securities, Section 16(b) Persons should therefore consult with the Compliance Officer to discuss the potential applicability of Section 16(b).
Prohibition of Short Sales
Under Section 16(c) of the Exchange Act, Section 16(b) Persons are prohibited from effecting “short sales” of the Company’s equity securities. A “short sale” is one involving securities which the seller does not own at the time of sale, or, if owned, are not delivered within 20 days after the sale or deposited in the mail or other usual channels of transportation within five days after the sale.
Disclaimer
This memorandum is only a summary and is not a complete recitation of Section 16’s requirements. In view of the complexity of Section 16 and the frequency of changes in the SEC’s rules and interpretations, directors and executive officers are encouraged to consult with counsel as often as may be necessary to ensure compliance with Section 16.

PROG Holdings, Inc. Insider Trading Policy – Exhibit A    A-4

EXHIBIT B
COVERED PERSONS

[Intentionally Omitted from Filing Version]
PROG Holdings, Inc. Insider Trading Policy – Exhibit B    B-1